                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 19 (File No. 811-7436) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of The DFA Investment Trust Company of our report for The U.S. Large Company Series, The Enhanced U.S. Large Company Series, The U.S. Large Cap Value Series, The U.S. 4-10 Value Series, The U.S. 6-10 Value Series, The U.S. 6-10 Small Company Series. The U.S. 9-10 Small Company Series, The DFA International Value Series, The Japanese Small Company Series, The Pacific Rim Small Company Series, The United Kingdom Small Company Series, The Continental Small Company Series, The Emerging Markets Series, The Emerging Markets Small Cap Series, The DFA One-Year Fixed Income Series, and The DFA Two-Year Global Fixed Income Series (collectively, the "Portfolios"), dated January 15, 1999 on our audits of the financial statements and financial highlights of the Portfolios of The DFA Investment Trust Company as of November 30, 1998 and for the respective periods then ended, which report is included in the Annual Reports to Shareholders.

We also consent to the reference to our firm under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, PA
June 14, 1999